Exhibit 99.1

Neos Therapeutics Reports Fourth Quarter and Year-End 2018 Financial Results

-     New commercial strategy including optimized salesforce structure, new distribution network and focus on improving net margins expected to accelerate path to profitability –

-     Company to host conference call today at 8:30am ET -

DALLAS and FORT WORTH, Texas, March 14, 2019 — Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery and orally disintegrating tablet (ODT) technology platforms, today reported financial results for the fourth quarter and full year ended December 31, 2018 and provided a business update.

“In late November 2018, we unveiled a new commercial strategy for the company that includes an optimized salesforce structure, territory realignment and expanded distribution network with a goal of increasing net margins and increasing market share for our ADHD product portfolio. We believe that this new strategy will drive the continued growth of our ADHD business and accelerate our path to profitability. This, coupled with a focus on growing our development pipeline using our proprietary microparticle technology, will create value for our stakeholders,” said Jerry McLaughlin, Chief Executive Officer of Neos Therapeutics. “We look forward to continuing to execute on this new strategy as we help more patients living with ADHD and advance toward becoming cash self-sufficient while also exploring opportunities within and beyond our current core focus in ADHD.”

Commercial Product Highlights

Neos’ three commercial attention deficit hyperactivity disorder (ADHD) products are Adzenys XR-ODT®, Cotempla XR-ODT® and Adzenys ER®, which launched in May 2016, September 2017 and February 2018, respectively. Continued growth in prescription trends for Adzenys XR-ODT and Cotempla XR-ODT builds momentum for the Neos ADHD product franchise.

	Cumulative TRx (4Q18)	Cumulative TRx (4Q17)	Year-over- year increase	Patients switching from another medication (4Q18)
Adzenys XR-ODT®	64,939	54,802	18%	64%
Cotempla XR-ODT®	45,080	8,797	412%	64%

* As reported by IQVIA

Additional Commercial Product Highlights

•                  Focus on Increasing Net Revenue Per Pack: For the three months ended December 31, 2018, the company’s net revenue per pack for Adzenys XR-ODT was $97 and for Cotempla XR-ODT was $95, respectively. With the adoption of the new revenue standard ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), the high deductibles from insurance plan year rollovers begin to negatively affect net revenue per pack in the three months ended December 31. Net revenue per pack for the fiscal year ended December 31, 2018 averaged $97 for Adzenys XR-ODT and $90 for Cotempla XR-ODT.

•                  Continued Expansion of ADHD Prescriber Base: For the three months ended December 31, 2018, the company’s prescriber base grew to greater than 11,000, an increase of 8.4% compared to the third quarter of 2018.

•                  Increasing Productivity Among Prescriber Base: In the three months ended December 31, 2018, the average number of prescriptions written per portfolio prescriber was 9.7 TRx.  This compares to 8.2 TRx per portfolio prescriber during the three months ended December 31, 2017, an increase of 18.3%.

Corporate Updates

•                  Clarity on Brand Exclusivity for ADHD Products Secured: On December 26, 2018, Neos announced that it had entered into a confidential settlement and licensing agreement with Teva Pharmaceuticals USA, Inc. (Teva) to resolve all ongoing litigation involving Neos’ patents protecting its Cotempla XR-ODT and Teva’s Abbreviated New Drug Application (ANDA) filed with the U.S. Food and Drug Administration to market a generic version of that product. Under the settlement and license agreement, Neos has granted Teva the right to manufacture and market its generic version of Cotempla XR-ODT under the Teva ANDA beginning on July 1, 2026, or earlier under certain circumstances. The company previously secured brand exclusivity for Adzenys XR-ODT until September 1, 2025 following a settlement and licensing agreement with Actavis Laboratories FL, Inc. to resolve all ongoing litigation involving Neos’ patents.

•                  ADHD Product Portfolio Poised for Continued Growth: On November 30, 2018, the company announced a new commercial strategy including a plan to optimize its salesforce structure with the goal of better focusing on those geographies and physician targets that have the highest potential to support the long-term growth and profitability of its ADHD business.

•                  Strengthened Balance Sheet with $43.4 Million Financing Setting Path to Cash Self-Sufficiency: On November 8, 2018, the Company closed an underwritten public offering under the Shelf of 19,999,999 shares of its common stock at a public offering price of $2.30 per share, which includes the exercise in full by the underwriters of their option to purchase up to an additional 2,608,695 shares of common stock. The net proceeds to the company from this offering, after deducting underwriting discounts and commissions and offering expenses payable by the company and taking into account of certain reimbursement by the underwriters, were approximately $43.4 million. Simultaneous with this financing, the company amended its term loan from Deerfield Management.

•                  In-Licensed NT0502, an NCE for the Treatment of Sialorrhea (Excessive Drooling): In October 2018, Neos announced that it licensed NT0502, formerly referred to as NT0501, a drug candidate for the treatment of sialorrhea from NeuRx Pharmaceuticals LLC. This drug candidate is a new chemical entity and a selective muscarinic receptor antagonist that will utilize Neos’ microparticle technology, which is used in the company’s four on-market products. NT0502 will be developed to address the significant unmet medical needs for the treatment of chronic sialorrhea in adult and pediatric patients with neurological conditions including cerebral palsy, Parkinson’s disease, mental retardation and amyotrophic lateral sclerosis (ALS). Investigational New Drug (IND)-enabling studies are ongoing and the company anticipates initiating a Phase 1 trial in the first half of 2020.

Select Financial Results for the Fourth Quarter Ended December 31, 2018

•                  Total product revenues were $15.4 million for the three months ended December 31, 2018, compared to $9.2 million for the same period in 2017, and for the fiscal year ended December 31, 2018, total product revenues were $50.0 million, compared with $27.1 million for the same period in 2017.

	Q4 2018	Q4 2017	% Change	FY 2018	FY 2017	% Change
Adzenys XR-ODT	$8.1MM	$7.5MM	8.0%	$26.6MM	$20.4MM	30.4%
Cotempla XR-ODT	$6.1MM	$1.1MM	454.5%	$19.0MM	$1.6MM	1,087.5%
Generic Tussionex	$1.4MM	$0.6MM	133.3%	$4.3MM	$5.2MM	(17.3)%
Total	$15.4MM	$9.2MM	67.4%	$50.0MM	$27.1MM	84.5%

*Adzenys ER revenue was negligible in Q4 and FY 2018

•                  The Company reported a gross profit of $7.6 million for the three months ended December 31, 2018, compared to a gross profit of $5.6 million for the same period in 2017, and for the fiscal year ended December 31, 2018, gross profit was $23.1 million as compared to a gross profit of $13.1 million for the same period of 2017.

•                  Research and development expenses for the three months ended December 31, 2018, were $2.4 million compared to $1.8 million for the same period in 2017, and for the fiscal year ended December 31, 2018, research and development expenses were $8.5 million compared to $9.0 million for the same period of 2017. The increase in the fourth quarter was primarily due to clinical trial expenses associated with post-marketing commitment studies of Adzenys XR-ODT and Cotempla XR-ODT as well as a license fee paid for NT0502.

•                  Selling and marketing expenses were $9.1 million for the three months ended December 31, 2018, compared to $11.9 million for the same period in 2017, and for the fiscal year ended December 31, 2018, selling and marketing expenses were $44.1 million compared to $46.9 million for the same period in 2017. Selling and marketing expenses in the three months ended December 31, 2018 included approximately $1.0 million in charges associated with the restructuring of the commercial team.

•                  General and administrative expenses for the three months ended December 31, 2018, were $3.3 million compared to $3.0 million for the same period in 2017, and for the fiscal year ended December 31, 2018, general and administrative expenses were $13.9 million compared to $13.8 million for the same period in 2017.

•                  The Company reported a net loss of $9.3 million, or $0.23 per share, for the three months ended December 31, 2018, compared to a net loss of $13.7 million, or $0.47 per share, for the same period in 2017. For the fiscal year ended December 31, 2018, the Company reported a net loss of $51.7 million, or $1.60 per share, compared to a net loss of $65.8 million, or $2.66 per share for the fiscal year ended December 31, 2017.

•                  At December 31, 2018, the Company held $46.5 million in cash and cash equivalents and short-term investments.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 3293884. A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER® (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD, are three approved products using the Company’s extended-release  technology platform. Additional information about Neos is available at www.neostx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODT, Cotempla XR-ODT™ and Adzenys ER, the prescription growth for our products, our marketing plans, the therapeutic potential of our products, the strategic expansion of our product pipeline and commercial product portfolio, the research and development plan for our potential product candidates, including licensed product candidates, the terms of our amended senior debt facility, our financial position and cash runway, and the growth and profitability of our business. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to market and sell our products, the inherent uncertainty of drug research and development and commercialization, that we may use our cash resources more quickly than anticipated, and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2018	2017 (as adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$46,478	$31,969
Short-term investments	—	18,448
Accounts receivable, net of allowances for chargebacks and cash discounts of $1,865 and $1,154, respectively	27,801	13,671
Inventories	10,367	11,732
Other current assets	4,032	3,575
Total current assets	88,678	79,395

Property and equipment, net	7,914	8,203
Intangible assets, net	14,616	16,348
Other assets	149	162

Total assets	$111,357	$104,108

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$12,730	$11,460
Accrued expenses	35,818	20,944
Current portion of long-term debt	8,557	896

Total current liabilities	57,105	33,300

Long-Term Liabilities:
Long-term debt, net of current portion	43,217	58,938
Derivative liability	2,017	1,660
Deferred rent	989	1,083
Other long-term liabilities	184	180

Total long-term liabilities	46,407	61,861

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value, 100,000,000 authorized at December 31, 2018 and December 31, 2017; 49,710,104 and 49,676,303 issued and outstanding, respectively, at December 31, 2018; 29,030,757 and 28,996,956 issued and outstanding, respectively, at December 31, 2017	50	29
Treasury stock, at cost, 33,801 shares at December 31, 2018 and December 31, 2017	(352)	(352)
Additional paid-in capital	325,130	274,584
Accumulated deficit	(316,983)	(265,308)
Accumulated other comprehensive loss	—	(6)

Total stockholders’ equity	7,845	8,947
Total liabilities and stockholders’ equity	$111,357	$104,108

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017 (as adjusted)	2018	2017 (as adjusted)
Revenues:
Net product sales	$15,393	$9,222	$49,988	$27,132

Cost of goods sold	7,762	3,640	26,928	14,030
Gross profit	7,631	5,582	23,060	13,102

Research and development	2,399	1,784	8,508	8,957
Selling and marketing expenses	9,140	11,851	44,133	46,881
General and administrative expenses	3,328	3,039	13,915	13,805

Loss from operations	(7,236)	(11,092)	(43,496)	(56,541)

Interest expense	(2,262)	(2,836)	(8,974)	(10,085)
Other income, net	161	276	795	854

Net loss	$(9,337)	$(13,652)	$(51,675)	$(65,772)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	41,415,358	28,746,608	32,288,555	24,751,091

Net loss per share of common stock, basic and diluted	$(0.23)	$(0.47)	$(1.60)	$(2.66)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com